Psychemedics Corporation Announces Third Quarter Profits

DECLARES 57th CONSECUTIVE QUARTERLY DIVIDEND

ACTON, Mass., Nov. 4, 2010 /PRNewswire-FirstCall/ -- Psychemedics Corporation (Nasdaq: PMD) today announced third quarter financial results for the period ended September 30, 2010.  The Company also announced a quarterly dividend of $0.12 per share payable to shareholders of record as of November 26, 2010 to be paid on December 10, 2010.  This will be the Company's 57th consecutive quarterly dividend.

The Company's revenue for the quarter ended September 30, 2010 was $5.1 million versus $4.7 million for the quarter ended September 30, 2009, an increase of 9%.  Net income for the quarter ended September 30, 2010 was $817 thousand or $0.16 per share, versus $768 thousand or $0.15 per share, for the comparable period last year. The Company's revenue for the nine months ended September 30, 2010 was $15.0 million, as compared to $12.7 million for the comparable period of 2009.  Net income for the nine months ended September 30, 2010 was $2.2 million or $0.42 per diluted share, as compared to last year during which the Company earned $981 thousand or $0.19 per diluted share.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said, "We are pleased to report increased revenues and profits in the third quarter over last year's Q3 results. We did, however, experience a slowdown in the rate of revenue growth compared to the second quarter rate of growth, reflecting the economic uncertainty that characterized this third quarter.  However, our revenue growth of over 9% and our earnings per share increase, from $0.15 vs. $0.16, represent very solid results. We were also pleased that we were able to produce a 26% pre-tax profit margin.  We remain confident about our future prospects."

Kubacki concluded, "We continue to have a strong balance sheet with more than $4.8 million in cash, cash equivalents and short-term investments and no long term debt.  Our directors share our confidence in the long-term future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we move forward.  Therefore, we are pleased to declare our 57 th consecutive quarterly dividend.  The quarterly dividend will be $0.12 per share."

Psychemedics is the world's largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services.  Psychemedics' clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.

The Psychemedics web site is www.drugtestwithhair.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995:  From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing team, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME
UNAUDITED

	3 Months Ended		9 Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Revenues	$5,106,262	$4,669,894	$14,992,625	$12,683,654
Cost of revenues	2,080,214	1,779,732	6,033,093	5,595,740
Gross Profit	3,026,048	2,890,162	8,959,532	7,087,914

Operating expenses:
General & administrative	850,312	862,518	2,760,195	2,784,379
Marketing & selling	722,815	643,139	2,098,192	2,325,538
Research & development	116,534	111,402	364,445	353,965
Total operating expenses	1,689,661	1,617,059	5,222,832	5,463,882
Operating income	1,336,387	1,273,103	3,736,700	1,624,032

Interest income	4,940	11,576	19,422	34,166

Net income before provision for income taxes	1,341,327	1,284,679	3,756,122	1,658,198

Provision for income taxes	523,959	516,373	1,559,391	676,986

Net income	$817,368	$768,306	$2,196,731	$981,212

Basic net income per share	$0.16	$0.15	$0.42	$0.19

Diluted net income per share	$0.16	$0.15	$0.42	$0.19

Dividends declared per share	$0.12	$0.12	$0.36	$0.41

Weighted average common shares outstanding, basic	5,212,835	5,178,545	5,205,480	5,182,504

Weighted average common shares outstanding, diluted	5,228,378	5,184,061	5,219,760	5,194,118

PSYCHEMEDICS CORPORATION
BALANCE SHEETS
UNAUDITED

	September 30,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$2,872,960	$4,840,367
Short-term investments	2,017,407	1,006,436
Accounts receivable, net of allowance for doubtful accounts	4,335,593	3,016,084
of 86,400 in 2010 and 134,282 in 2009
Prepaid expenses	697,226	573,191
Other current assets	168,681	90,242
Deferred tax assets	304,994	253,221

Total Current Assets	10,396,861	9,779,541

Fixed Assets:
Equipment & leasehold improvements	11,320,800	10,912,906
Less accumulated depreciation	(10,585,459)	(10,381,599)

Net Fixed Assets	735,341	531,307

Deferred tax asset, long term	204,764	204,764
Other assets	84,927	86,814

Total Assets	$11,421,893	$10,602,426

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$361,389	$180,784
Accrued expenses	743,040	759,067
Accrued income taxes	413,699	331,831
Deferred revenue	16,515	36,360

Total Current Liabilities	1,534,643	1,308,042

Commitments and Contingencies

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,	-	-
no shares issued or outstanding
Common stock, $0.005 par value, 50,000,000 shares authorized,	29,387	29,309
5,877,358 shares issued in 2010 and 5,861,872 shares issued in 2009
Paid-in capital	27,690,178	27,419,359
Less - Treasury stock, at cost, 664,523 shares in 2010 and 2009	(10,053,364)	(10,053,364)
Accumulated deficit	(7,778,951)	(8,100,920)

Total Shareholders' Equity	9,887,250	9,294,384

Total Liabilities & Shareholders' Equity	$11,421,893	$10,602,426

Contact:
Neil Lerner
Vice President and Controller
(978) 206-8220
Neill@psychemedics.com

CONTACT:  Neil Lerner, Vice President and Controller, +1-978-206-8220, Neill@psychemedics.com